Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260296

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 6, 2022)

Up to 174,524,772 Shares of Common Stock by the Selling Securityholders

Up to 6,743,113 Warrants to Purchase Common Stock by the Selling Securityholders

Up to 20,543,113 Shares of Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated April 6, 2022 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-260296) filed with the Securities and Exchange Commission (the “SEC”) on October 15, 2021 and declared effective by the SEC on October 21, 2021.

The Prospectus and this prospectus supplement relate to the resale of (i) 22,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Sarcos Technology and Robotics Corporation (the “Company”) issued in the PIPE Financing by certain of the selling securityholders, (ii) 139,000,199 shares of Common Stock issued or issuable to certain selling securityholders in connection with the Business Combination, (iii) 6,405,960 shares of Common Stock issued to certain security holders in a private placement prior to and in connection with our predecessor’s initial public offering; (v) 6,743,113 warrants to purchase Common Stock and (vi) 6,743,113 shares of Common Stock underlying warrants. This prospectus also relates to the issuance by us of up to 20,543,113 shares of Common Stock issuable upon the exercise of warrants, in each case as further described herein. This prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends, and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On April 27, 2022, we filed a Current Report on Form 8-K with the SEC. The Form 8-K is attached hereto.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 17 of this Prospectus.

You should rely only on the information contained in this Prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 27, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2022

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39897	85-2838301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 South 500 West, Suite 150 Salt Lake City, Utah	84101
(Address of principal executive offices)	(Zip Code)

(888) 927-7296

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRC	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Common Stock at an exercise price of $11.50 per share	STRCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures set forth in Item 8.01 below with respect to the issuance of the Stock Consideration are incorporated by reference into this Item 3.02.

Pursuant to the Merger Agreement, Sarcos Technology and Robotics Corporation (the “Company”) issued the Stock Consideration in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act. The shares of common stock issued as Stock Consideration are restricted securities for purposes of Rule 144 under the Securities Act and subject to certain requirements restricting the resale of such shares, including certain holding period requirements. The Company did not engage in general solicitation or advertising with regard to the issuance and sale of the common stock issued as Stock Consideration.

Item 3.03. Material Modifications to Rights of Security Holders.

On April 22, 2022, the Company amended and restated its bylaws (as amended and restated, the “Bylaws”) to, among other things, allow eighty percent (80%) of the Restricted Securities (as defined in the Bylaws) received from the exchange or conversion of Sarcos Common Stock, Sarcos Options, Sarcos RSUs and Sarcos RSAs (each as defined in the Bylaws) to be released from the lock-up restrictions set forth in Section 6.8 of the Bylaws upon the earlier of (x) sale of at least twenty (20) Guardian XO and/or Guardian XT and/or Sapien commercial units (but in no event prior to the close of business on September 24, 2022) and (y) close of business on September 24, 2023.

Before this change, such percentage of the Restricted Securities would have been released from the lock-up restrictions set forth in Section 6.8 of the Bylaws upon the earlier of (x) such time as the Company or any of its subsidiaries have delivered to one or more customers at least twenty (20) Guardian XO and/or Guardian XT-DX commercial units to customers of the Company or any of its subsidiaries, but in no event prior to the close of business on September 24, 2022 and (y) the close of business on September 24, 2023.

This summary is qualified in its entirety by reference to the text of the Company’s Bylaws, which are attached Exhibit 3.1 hereto, and are incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jorgen Pederson as Chief Operating Officer

On April 22, 2022 our board of directors approved the appointment of Jorgen Pederson as Chief Operating Officer, effective upon the second merger described in Item 8.01 below in connection with the closing of the acquisition of RE2, Inc. (“RE2”), which occurred on April 25, 2022.

Mr. Pederson, age 50, most recently served as Chief Executive Officer of RE2 since 2001, when he founded RE2. As CEO of RE2, Mr. Pedersen was responsible for overseeing all aspects of RE2’s business, including its strategic direction, developing partnerships and alliances and overseeing day-to-day operations. Prior to founding RE2, Mr. Pedersen was at Carnegie Mellon’s National Robotics Engineering Center. From September 2012 to June 2018, he served as chairman of the Robotics Division of the National Defense Industrial Association (NDIA) and as its vice chairman from October 2007 to September 2012, and he has also served as a member of the Board of Trustees for NDIA (2011-2015) and a member of the board of directors of the National Advanced Mobility Consortium (2014-2015). Mr. Pedersen currently serves on the boards of directors of the Pittsburgh Robotics Network (2020 to present, and has been part of its leadership since 2016) and Catalyst Connection (2019 to present), two industry organizations located in Pittsburgh, Pennsylvania. Mr. Pedersen has received a number of awards, including being recognized as the 2016 Carnegie Science Start-up Entrepreneur of the Year and for his technology leadership by the Department of Defense. Mr. Pedersen holds a Bachelor of Science degree in Electrical and Computer Engineering from Carnegie Mellon University and a Master of Science degree in Robotics from Carnegie Mellon University

There are no family relationships between Mr. Pederson and any director or executive officer of the Company. There are no arrangements or understandings between Mr. Pederson and any other persons pursuant to which he was selected as Chief Operating Officer.

Pederson Employment Agreement

We entered into an employment agreement with Mr. Pederson on March 27, 2022 that became effective on April 25, 2022 when Mr. Pederson became our Chief Operating Officer upon the closing of the acquisition of RE2 that provides for the severance and change in control benefits described below and supersedes any then-existing employment agreement or arrangement Mr. Pederson may have had with us. The employment agreement does not have a specific term and provides that Mr. Pederson is an at-will employee. Under the employment agreement, Mr. Pederson will receive a base salary of $325,000 per year and will be eligible to receive an annual target bonus of 35% of Mr. Pederson’s annual base salary.

If, within the period beginning three months before and ending twelve months after a change in control, or the change in control period, Mr. Pederson’s employment was terminated by us without “cause” (excluding by reason of death, or “disability”) or he resigned for “good reason” (as such terms are defined in his employment agreement), Mr. Pederson would have become entitled to the following benefits:

•

a lump-sum payment equal to six months of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) or, if such amount is greater, as of immediately before the change in control;

•

a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which his termination of employment occurs or, if such amount is greater, as in effect immediately before the change in control;

•

reimbursement for the premium costs to continue health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to 12 months following his termination date; and

•

100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at target levels.

If, outside the change in control period, Mr. Pederson’s employment was terminated by us without cause (excluding by reason of death or disability) or he resigned for good reason, Mr. Pederson would have become entitled to the following benefits:

•

continued payment of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) for six months following his termination date; and

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to six months following his termination date.

The receipt of the payments and benefits above is conditioned on Mr. Pederson timely signing and not revoking a release of claims, complying with his confidentiality agreement, his lock-up agreement, his redemption rights agreement and his employment agreement and resigning from all officer and director positions with us.

In addition, if any of the payments or benefits provided for under Mr. Pederson’s employment agreement or otherwise payable to Mr. Pederson would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax, he would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. Mr. Pederson’s employment agreement does not require us to provide any tax gross-up payments to him.

The Company has also agreed to grant Mr. Pederson $3 million in restricted stock units of the Company (the “RSUs”). The RSUs will vest as to 25% RSUs on the first anniversary of the vesting commencement date, and as to 1/12th of the remaining RSUs every three months thereafter, subject to the continuation of Mr. Pederson’s service to the Company.

The foregoing description of Mr. Pederson’s employment agreement does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Restrictive Covenants Agreement

On March 27, 2022, we entered into a noncompetition and nonsolicitation agreement with Mr. Pederson, pursuant to which Mr. Pederson agreed to certain restrictive covenants in connection with his receipt of consideration pursuant to the Merger Agreement.

The foregoing description of the noncompetition and nonsolicitation agreement does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Redemption Rights Agreement

On April 25, 2022, we entered into a redemption rights agreement with Mr. Pederson, pursuant to which the Company has a right to redeem up to 1,400,000 shares of Stock Consideration held by Mr. Pederson (the “Redeemable Shares”) upon Mr. Pederson’s resignation without good reason or termination for cause (as such terms are defined in Mr. Pederson’s employment agreement) (the “Redemption Right”). The Redemption Right lapses as to 50% of the Redeemable Shares on April 25, 2024, and as to an additional 2% each month thereafter.

The foregoing description of the redemption rights agreement does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.3 and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The disclosures set forth in Item 3.03 above are incorporated by reference into this Item 5.03.

Item 8.01. Other Events.

On April 25, 2022 (the “Closing Date”), Sarcos Technology and Robotics Corporation (“Sarcos” or the “Company”) completed the previously announced acquisition of RE2, Inc. (“RE2”), pursuant to the Agreement and Plan of Reorganization dated as of March 27, 2022 (the “Merger Agreement”), by and among the Company, Spiral Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Sarcos (“Merger Sub I”), and Spiral Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sarcos (“Merger Sub II”), RE2, Inc., a Pennsylvania corporation (“RE2”), and Draper Triangle Ventures III, LP, a Delaware limited partnership, solely in its capacity as the agent for and on behalf of the shareholders of RE2 under the Merger Agreement (the “Representative”). On the Closing Date, pursuant to the Merger Agreement, Merger Sub I merged with and into RE2 (the “First Merger”), with RE2 surviving the First Merger and continuing as a wholly owned subsidiary of the Company. Immediately following the First Merger, RE2 merged (such second merger (the “Second Merger”) together with the First Merger, the “Mergers”) with and into Merger Sub II, with Merger Sub II continuing as a wholly owned subsidiary of the Company. At the effective time of the Second Merger, Merger Sub II was renamed RE2, LLC.

At closing, the Company paid approximately $31.0 million in cash and issued approximately 10.8 million shares of common stock (the “Stock Consideration”), a portion of which is held in escrow according to the terms of the Merger Agreement.

On April 25, 2022, the Company issued a press release (the “Press Release”) announcing completion of the acquisition of RE2, Inc. The Press Release is attached to this Current Report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Bylaws

10.1	Employment Agreement, dated March 27, 2022, between Jorgen Pederson, Sarcos Corp. and the Company

10.2	Noncompetition and Nonsolicitation Agreement, dated March 27, 2022, between Jorgen Pederson and the Company

10.3	Redemption Rights Agreement, dated April 25, 2022, between Jorgen Pederson and the Company

99.1	Press Release issued by Sarcos on April 25, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2022

Sarcos Technology and Robotics Corporation

By:	/s/ Steven Hansen
Name:	Steven Hansen
Title:	Chief Financial Officer

Exhibit 3.1

AMENDED AND RESTATED BYLAWS OF

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

(as amended and restated on April 22, 2022)

BYLAWS OF SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

ARTICLE I - CORPORATE OFFICES

1.1REGISTERED OFFICE

The registered office of Sarcos Technology and Robotics Corporation (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.

1.2OTHER OFFICES

The Company may at any time establish other offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive offices.

2.2ANNUAL MEETING

The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3SPECIAL MEETING

(a)A special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors or (iii) the chief executive officer, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b)The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors or the chief executive officer. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4ADVANCE NOTICE PROCEDURES

(a)Annual Meetings of Stockholders.

(i)Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors; (3) as may be provided in the certificate of designation for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii)For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Company no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).

(iii)A stockholder’s notice to the secretary must set forth:

(1)as to each person whom the stockholder proposes to nominate for election as a director:

(A)such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;

(B)such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected;

(C)a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (a “Third-Party Compensation Arrangement”); and

(D)a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(2)as to any other business that the stockholder proposes to bring before the annual meeting:

(A)a brief description of the business desired to be brought before the annual meeting;

(B)the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);

(C)the reasons for conducting such business at the annual meeting;

(D)any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(E)a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3)as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A)the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(B)for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(C)a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(D)a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities;

(E)any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(F)any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(G)any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(H)any significant equity interests or any Derivative Instruments in any principal competitor of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(I)any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(J)a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(K)a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(L)any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(M)such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv)In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Company may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Company, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Company or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b)Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

(c)Other Requirements.

(i)To be eligible to be a nominee by any stockholder for election as a director of the Company, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1)a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;

(2)a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or any or agreement that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law;

(3)a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4)a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance guidelines as disclosed on the Company’s website, as amended from time to time, and, to the extent such policies and guidelines are then in force, the Company’s conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors (which will be promptly provided following a request therefor); and

(5)a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii)At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii)No person will be eligible to be nominated by a stockholder for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv)The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v)Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi)Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii)Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a‑8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a‑8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

2.5NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6QUORUM

The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the securities of the Company are listed.

2.10STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

2.11RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Company to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a)ascertain the number of shares outstanding and the voting power of each;

(b)determine the shares represented at the meeting and the validity of proxies and ballots;

(c)count all votes and ballots;

(d)determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes.

3.4RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by (i) a majority of the Whole Board, (ii) the chairperson of the Board of Directors or (iii) the chief executive officer.

3.7SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the secretary or a majority of the Whole Board.

Notice of the time and place of special meetings shall be:

(a)delivered personally by hand, by courier or by telephone;

(b)sent by United States first-class mail, postage prepaid;

(c)sent by facsimile;

(d)sent by electronic mail; or

(e)otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (i) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission; and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.  After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors, or the committee or subcommittee thereof, in the same paper or electronic form as the minutes are maintained.

3.10FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

3.12EMERGENCY BYLAWS

In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee of the Board of Directors cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate to address the circumstances of such emergency condition.

ARTICLE IV - COMMITTEES

4.1COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a)Section 3.5 (place of meetings and meetings by telephone);

(b)Section 3.6 (regular meetings);

(c)Section 3.7 (special meetings and notice);

(d)Section 3.8 (quorum; voting);

(e)Section 3.9 (action without a meeting); and

(f)Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee, the chairperson of the Board of Directors or the chief executive officer; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors, or in the absence of any such action by the Board of Directors, the applicable committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS

5.1OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.

5.4REMOVAL AND RESIGNATION OF OFFICERS

Any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.

5.6REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of this Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7AUTHORITY AND DUTIES OF OFFICERS

All officers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

ARTICLE VI - STOCK

6.1STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7REGISTERED STOCKHOLDERS

The Company:

(a)shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b)shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.8LOCK-UP

(a)   Subject to Section 6.8(b), the holders (the “Lock-up Holders”) of Restricted Securities (as defined below) may not Transfer (as defined below) any Restricted Securities until the end of the Lock-up Period (the “Lock-up”).

(b)  Notwithstanding the provisions set forth in Section 6.8(a), one hundred percent (100%) of the Restricted Securities may be Transferred in connection with or following the occurrence of a Liquidity Event (as defined below), and any Lock-Up Holder or its Permitted Transferees (as defined below) may Transfer the Restricted Securities during the Lock-Up Period: (i) in the case that such Lock-Up Holder is an individual, by gift to the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-Up Holder or any other natural person with whom such Lock-Up Holder has a relationship by blood, marriage or adoption not more remote than first cousin, to an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, or to a charitable organization; (ii) in the case that such Lock-Up Holder is an individual, by virtue of laws of descent and distribution upon death of such Lock-Up Holder; (iii) in the case that such Lock-Up Holder is an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (iv) to a nominee or custodian of a person to whom a Transfer would be permitted under clauses (i) through (iii) above; (v) to any members, partners, beneficial owners or shareholders of such Lock-Up Holder or any Affiliates (as defined below) of such Lock-Up Holder; (vi) by virtue of applicable law or such Lock-Up Holder’s organizational documents upon liquidation or dissolution of such Lock-Up Holder; (vii) to the Company in connection with the repurchase of such Lock-Up Holder’s shares in connection with the termination of such Lock-Up Holder’s employment with the Company or its subsidiaries pursuant to contractual agreements with the Company; (viii) to satisfy tax withholding obligations in connection with the exercise of options to purchase common stock of the Company or the vesting and/or settlement of Company restricted stock or stock-based awards (including options and awards assumed by the Company or otherwise issued in exchange for Sarcos Options, Sarcos RSUs or Sarcos RSAs); (ix) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of common stock of the Company; or (x) in connection with any court order or order from a Governmental Entity (as defined below) requiring the sale of such Restricted Securities; provided, however, that in the case of clauses (i) through (vi) such transferee must enter into a written agreement with the Company stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of these bylaws and shall be deemed to be a Lock-up Holder for purposes of these bylaws, and there shall be no further Transfer of such Restricted Securities except in accordance with these bylaws provided, further, for the avoidance of doubt, a Lock-up Holder shall not be limited in filing (or participation in the filing) of a registration statement with the U.S. Securities and Exchange Commission (“SEC”) in respect of any restricted stock or stock-based awards the Transfer of which is or may be necessary to satisfy tax withholding obligations in connection with the vesting and/or settlement of such restricted stock or stock-based awards.

(c)Notwithstanding the other provisions set forth in this Section 6.8 or any other provision contained herein, the Board of Directors (including, for the avoidance of doubt, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth in this Section 6.8, whether in whole or in part.

(d)For purpose of this Section 6.8:

(i)“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

(ii)“Governmental Entity” means any United States or non-United States (a) transnational, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private) or commission.

(iii)“Liquidity Event” shall mean the date after the Closing Date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property.

(iv)“Lock-up Period” means, with respect to the Restricted Securities held by a Lock-up Holder and his, her or its direct or indirect Permitted Transferees, the period ending as follows:

(1)If the Restricted Securities were received by a Lock-up Holder from the exchange or conversion of Sarcos Preferred Stock, then fifty percent (50%) of such Restricted Securities may be Transferred beginning at the close of business on March 23, 2022.  The remaining fifty percent (50%) of such Restricted Securities may be Transferred beginning on the close of business on September 24, 2022.

(2)If the Restricted Securities were received by a Lock-up Holder from the exchange or conversion of Sarcos Common Stock, Sarcos Options, Sarcos RSUs, Sarcos RSAs (or any of them), then twenty percent (20%) of such Restricted Securities may be Transferred beginning at the close of business on March 23, 2022.  The remaining eighty percent (80%) of the such Restricted Securities may be Transferred beginning upon the earlier to occur of (x) such time as the Company or any of its subsidiaries have delivered to one or more customers at least twenty (20) Guardian® XO® and/or Guardian® XT and/or Sapien® commercial units (but in no event prior to the close of business on September 24, 2022) and (y) the close of business on September 24, 2023.

(v)“Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom a Lock-up Holder is permitted to transfer such Restricted Securities prior to the expiration of the Lock-up Period pursuant to Section 6.8(b).

(vi)“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

(vii)“Restricted Securities” shall mean with respect to a Lock-up Holder and its Permitted Transferees, (i) the common stock of the Company received by such Lock-up Holder in exchange for Sarcos Common Stock, Sarcos Preferred Stock, or Sarcos RSAs together with any securities paid as dividends or distributions with respect to such securities, (ii) the common stock of the Company to be subject to the Sarcos Options, Sarcos RSUs, and Sarcos Warrants, and (iii) any securities paid as dividends or distributions with respect to the foregoing securities or into which such securities are exchanged or converted.

(viii)“Sarcos” means Sarcos Corp., a Utah corporation.

(ix)“Sarcos Common Stock” shall mean shares of Class A Common Stock or Class B Common Stock of Sarcos that were issued by Sarcos to a Lock-Up Holder.

(x)“Sarcos Options” shall mean options issued by Sarcos to a Lock-Up Holder for the purchase of Class A Common Stock of Sarcos.

(xi)“Sarcos Preferred Stock” shall mean shares of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock of Sarcos that were issued by Sarcos to a Lock-Up Holder.

(xii)“Sarcos RSAs” shall mean any awards of restricted shares of Class A Common Stock of Sarcos.

(xiii)“Sarcos RSUs” shall mean any restricted stock units issued by Sarcos to a Lock-Up Holder for shares of Class A Common Stock of Sarcos.

(xiv)“Sarcos Warrants” shall mean any warrants issued by Sarcos to Lock-Up Holder exercisable for shares of Class A Common Stock of Sarcos.

(xv)“Transfer” or “Transferred” means, with respect to a Restricted Security, (i) the sale, exchange or transfer or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option, right or warrant to purchase or otherwise dispose of or agreement to dispose of, or entry into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, including through the filing (or participation in the filing) of a registration statement (other than any registration statement on Form S-8) with the SEC in respect of, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the 1934 Act, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) the entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) the public announcement of any intention to effect any transaction, including the filing of a registration statement (other than any registration statement on Form S-8), specified in clause (i) or (ii).

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1Indemnification of Directors and Officers in Third Party Proceedings

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2Indemnification of Directors and Officers in Actions by or in the Right of the COMPANY

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3Successful Defense

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4Indemnification of Others

Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5Advanced Payment of Expenses

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

8.6Limitation on Indemnification

Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a)for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e)if prohibited by applicable law.

8.7Determination; Claim

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8Non-Exclusivity of Rights

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9Insurance

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10Survival

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11Effect of Repeal or Modification

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12Certain Definitions

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

ARTICLE IX - GENERAL MATTERS

9.1EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

9.5FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 9.5. For the avoidance of doubt, nothing contained in this Section 9.5 shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.

If any provision of this Section 9.5 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 9.5 (including, without limitation, each portion of any sentence of this Section 9.5 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

ARTICLE X - AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII, Section 9.5 of Article IX or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

Exhibit 10.1

SARCOS CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the date on the signature page and is effective as of the Closing (as defined below) (the “Effective Date”) by and between Sarcos Corp. (the “Company”), Sarcos Technology and Robotics Corporation, the Company’s parent corporation (“Parent”), and Jorgen Pedersen (“Executive” and together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, it is anticipated that Parent will enter into an Agreement and Plan of Reorganization with RE2, Inc., a Pennsylvania Corporation (“Target”) and certain other parties (such agreement, the “Acquisition Agreement”), and upon the completion of the transactions contemplated by the Acquisition Agreement (the “Closing”), the Target will merge with a wholly owned subsidiary of Parent, with that subsidiary continuing as a wholly owned subsidiary of the Parent following the Closing; and

WHEREAS, the Company and Parent wish to retain the services of Executive following the Effective Date and Executive wishes to be employed by the Company following the Effective Date on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1.Duties and Obligations.

(a)Duties and Scope of Employment.  As of the Effective Date, Executive will serve as Chief Operating Officer and report to the Chief Executive Officer (the “Supervisor”).  Executive will render business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Executive’s Supervisor.  The period of Executive’s employment under this Agreement is referred to in this Agreement as the “Employment Term.”

(b)Obligations.  During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company.  Except as prohibited by applicable law, for the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board, and Executive will not engage in any other activities that materially interfere with Executive’s obligations to the Company.  Notwithstanding the foregoing, Executive may serve on one or more board of directors or board of advisors for entities that do not compete with the Company (as determined in the Board’s sole discretion) and that do not materially interfere with Executive’s duties, authorities or responsibilities to the Company, with the prior approval of the Board (which approval shall not be unreasonably withheld or delayed), and Executive may continue to serve on the board of directors of Pittsburgh Robotics Network and Catalyst Connection. Executive further agrees to comply with all Company policies, including, for the avoidance of any doubt, any insider trading policies and compensation clawback policies currently in existence or that may be adopted by the Company during the Employment Term.

2.At-Will Employment.  Subject to the terms hereof, Executive’s employment with the Company will be “at-will” employment and may be terminated by the Company at any time with or without cause or with or without notice.  However, as described in this Agreement and the Redemption Agreement between Executive and Parent dated as of the Closing (the “Redemption Agreement”), certain Parent common stock held by Executive may be subject to redemption in accordance with the terms of the Redemption Agreement, and Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3.Compensation.

(a)Base Salary.  During the Employment Term, the Company will pay Executive an annual base salary of $325,000 as compensation for Executive’s services (the annual base salary as may be amended from time to time, the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.  Executive’s Base Salary will be subject to review and adjustments will be made by Parent’s board of directors or its authorized committee (the “Committee”) based upon the Company’s normal performance review practices.

(b)Bonus.  Executive will be eligible to receive a bonus targeted annually at 35% of Executive’s then-current Base Salary (the “Bonus”).  Any Bonus may be based on achievement of the performance goals set by the Committee and the Committee’s assessment of achievement of those goals as well as the terms and conditions of the bonus plan to be approved by the Committee.  Executive’s receipt of any achieved amount of the Bonus is subject to Executive’s continued employment with the Company through the applicable payment date, and such amount will not be earned if Executive’s employment with the Company terminates for any reason or no reason prior to the applicable payment date.  The achieved amount of Executive’s Bonus for any year will be payable no later than March 15th of the year following the year in which such amount is earned.

4.Equity.  As a further inducement to enter into this Agreement and commence employment with the Company, the Company will recommend that the Committee grant Executive an award of restricted stock units of Parent (“RSUs”) under the Parent’s 2021 Equity Incentive Plan (the “2021 Plan”) with a value of $3,000,000 (the “RSU Value”).  The number of RSUs subject to this award will equal (A) the RSU Value divided by (B) the closing price of a share of Parent common stock on the date of grant, with such quotient rounded to the nearest whole share.  Subject to the continuation of Executive’s service with Parent and the Company, the RSUs will vest as to 25% RSUs on the first anniversary of the vesting commencement date, and as to 1/12 of the remaining RSUs every three months thereafter (on the same day of the month as the vesting commencement date).  The RSUs will be subject to the terms and conditions of the 2021 Plan and the applicable RSU award agreement and notice of RSU grant.  Following the vesting of the RSUs, Executive will receive one share of Parent common stock for each vested RSU (subject to tax withholding).  This award of RSUs will be subject to Executive’s signing and delivery to Parent of the Redemption Agreement and the Lock-up Agreement attached to this Agreement as Exhibit A (the “Lock-up Agreement”).

5.Employee Benefits. During the Employment Term, Executive will be entitled to participate in benefit plans and programs of the Company (including vacation and/or paid-time off), maintained by the Company for the benefit of its employees if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto.  The Company reserves the right to modify employee compensation and cancel or change the benefit plans and programs it offers to its employees at any time in its discretion.

6.Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.Severance Benefits.

(a)Termination Outside the Change in Control Period.  If, outside the Change in Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, without Cause (excluding by reason of Executive’s death or Disability), or Executive resigns from such employment for Good Reason, then, subject to Section 8, Executive will receive the following severance benefits:

(i)Salary Severance.  Continuing payments of severance pay at a rate equal to Executive’s Base Salary, at the highest rate in effect during the Employment Term, for the Severance Period (as determined below) from the date of Executive’s termination of employment, which will be paid in accordance with the Company’s regular payroll procedures.  The “Severance Period” shall be equal to six (6) months.

(ii)Continued Employee Benefits.  If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue  group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of six (6) months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”).  However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to six (6) payments.  For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.  Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(b)Termination without Cause or Resignation for Good Reason within the Change in Control Period.  If, within the Change in Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, without Cause (excluding by reason of Executive’s death or Disability), or Executive resigns from such employment for Good Reason, then, subject to Section 8, Executive will receive the following severance benefits from the Company:

(i)Salary Severance.  A lump sum severance payment equal to Executive’s Base Salary for the Severance Period, at the highest rate in effect during the Employment Term, which will be paid in accordance with the Company’s regular payroll procedures.

(ii)Bonus Severance. Executive will receive a lump-sum payment, payable in accordance with the Company’s regular payroll procedures, equal to one hundred percent (100%) of the higher of (A) Executive’s target Bonus as in effect for the fiscal year in which the Change in Control occurs or (B) Executive’s target Bonus as in effect for the fiscal year in which Executive’s termination of employment occurs; provided, in either case, the Company had not previously paid Executive a Bonus corresponding to such fiscal year and such payment shall be prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs.

(iii)Continued Employee Benefits.  If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of twelve (12) months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COC COBRA Premiums”).  However, if the Company determines in its sole discretion that it cannot pay the COC COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twelve (12) payments.  For the avoidance of doubt, the taxable payments in lieu of COC COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.  Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.

(iv)Equity.  Vesting acceleration of one hundred percent (100%) of Executive’s outstanding unvested Equity Awards on the date of Executive’s termination. If, however, an outstanding Equity Award is to vest and/or the amount of the Equity Award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s), unless otherwise provided in the applicable award agreement.

(c)Voluntary Resignation; Termination for Cause.  If Executive’s employment with the Company or its Affiliates terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d)Disability; Death.  If Executive’s employment terminates as a result of Executive’s death or Disability, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements between Executive or the Company or Parent, as applicable.

(e)Accrued Compensation.  For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company or its Affiliates, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(f)Transfer between the Company and Affiliates.  For purposes of this Section 7, if Executive’s employment with the Company or one of its Affiliates terminates, Executive will not be determined to have been terminated without Cause, provided Executive continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from on Affiliate to another).

(g)Exclusive Remedy.  In the event of a termination of Executive’s employment with the Company or its Affiliates, the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity.  Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 7.

(h)Non-duplication of Payment or Benefits.  For purposes of clarity, in the event of a termination of employment that qualifies Executive for severance payments and benefits under Section 7(a) of the Employment Agreement that occurs during the period within three (3) months prior to a Change in Control, any severance payments and benefits to be provided to Executive under Section 7(b) will be reduced by any amounts that already were provided to Executive under Section 7(a).  Notwithstanding any provision of this Agreement to the contrary, if Executive is entitled to any cash severance, continued health coverage benefits, vesting acceleration of any Awards, or other severance or separation benefits similar to those provided under this Agreement, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which the Company is a party other than this Agreement (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive.

8.Conditions to Receipt of Severance; No Duty to Mitigate.

(a)Separation Agreement and Release of Claims.  The payment of any severance set forth in Section 7(a) and Section 7(b) above is contingent upon Executive signing and not revoking a separation and release of claims agreement with the Company (which may include an agreement not to disparage the Company, non-solicit provisions and/or other standard terms and conditions) in a form reasonably acceptable to the Company (the “Release”) upon or following Executive’s separation from service and such Release becoming effective no later than sixty (60) days following Executive’s separation from service (such deadline, the “Release Deadline”).  If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release becomes effective.  Any severance payments and benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 7(b)(ii).  Except as required by Section 7(b)(ii), any payments and benefits that would have been made to Executive during the sixty (60)-day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement.  In no event will Executive have discretion to determine the taxable year of payment of any severance payments or benefits.

(b)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no Deferred Payments, if any, payable to Executive pursuant to this Agreement will be payable until Executive has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and official guidance thereunder (“Section 409A”).  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 7(b)(ii) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes herein.  Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein.  Any payments or benefits due under Section 7 of this Agreement will be paid no later than the last day of the second taxable year of Executive following Executive’s taxable year in which Executive’s separation from service from the Company occurs.

(iv)For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(v)The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.  In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless Executive for any taxes or costs that may be imposed on or incurred by Executive as a result of Section 409A. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c)Ancillary Agreements.  Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive complying with: (i) the Confidentiality Agreement (as defined in Section 10); (ii) the Lock-Up Agreement; (iii) the Redemption Agreement; and (iv) this Agreement. In the event Executive breaches the provisions of this Section 8(c), all continuing payments and benefits to which Executive may otherwise be entitled to pursuant to Section 6 will immediately cease.

(d)No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9.Limitation on Payments.  In the event that any payments or benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be either:

(a)delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code.  If a reduction in Payments constituting “parachute payments” is necessary so that Payments are delivered to a lesser extent, reduction will occur in the following order: (i) cancellation of equity awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting of equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. If acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.  In no event will Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10.Definitions.

(a)Affiliate. “Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and (1) of the Code.

(b)Board.  “Board” means the Parent’s board of directors.

(c)Cause.  “Cause” means the occurrence of any of the following actions or events: (i) Executive’s willful material misconduct or material breach of any written agreement between Executive and the Company or a Company Affiliate (including without limitation this

Agreement, the Lock-Up Agreement, the Redemption Agreement, or the Executive’s Confidentiality Agreement), (ii) Executive’s conviction of, or plea of guilty or no contest to, any felony, or of or to a crime involving moral turpitude, (iii) the performance of an illegal act by Executive while purporting to act on behalf of the Company or a Company Affiliate, or engaging in activities directly in competition or antithetical to the best interests of the Company or any Affiliate, including but not limited to material personal dishonesty, in each case, which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliate, (iv) fraud or unauthorized use or disclosure of confidential information or trade secrets of the Company or any Affiliate or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company, (v) an intentional violation of any federal, state or local law or regulation applicable to the Company or any Affiliate or their business, or (vi) Executive’s continued failure to perform Executive’s duties or responsibilities to the Company or any Affiliate or deliberate violation of a Company policy, including but not limited to those relating to insider trading or sexual harassment in each case as determined by the Board, in its sole discretion. In each case (other than subsection (ii)), the Board shall deliver written notice to Executive of the Board’s determination that Cause exists, including in such notice reasonable detail the applicable facts and circumstances and Executive will be provided a reasonable opportunity to refute such asserted basis with counsel for the Executive present.  Notwithstanding the foregoing, Cause under subsection (i), (iii)or (vi) above shall only exist after: (x) the Board delivers written notice to Executive of the Board’s determination that Cause exists; (y) such notice sets forth in reasonable detail such facts and circumstances, along with the Board’s determination, in its discretion, of whether such events are reasonably capable of being corrected; and (z) only if the Board has determined that such events are reasonably capable of being corrected, Executive has failed to fully correct any of the events listed in subsection (i), (iii), (vi) above within thirty days (30) days following delivery to Executive of the Board’s written notice of its determination that Cause exists. For the avoidance of doubt, in the event the Board determines, in its discretion, that such events constituting Cause are not reasonably capable of being corrected, Cause shall be deemed to exist immediately upon the Board’s delivery of the written notice described in the foregoing clauses (x) and (y) and Executive will have the right to refute the determination as set forth above, but not a right to cure.

(d)Change in Control.  “Change in Control” has the meaning of “Change in Control” as defined in the 2021 Plan.

(e)Change in Control Period.  “Change in Control Period” means the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following, a Change in Control.

(f)Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(g)Deferred Payments.  “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

(h)Disability.  “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than six (6)  months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(i)Good Reason.  “Good Reason” means the occurrence of one or more of the following events without Executive’s express written consent: (i) a material reduction in Executive’s duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction; provided however that a change in Executive’s title, duties, authorities, or responsibilities following which Executive holds an executive-suite position within the Company will not constitute “Good Reason” under this clause (i), (ii) a material reduction in Executive’s annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a  change in the geographic location of Executive’s primary work facility or location by more than 50 miles from Executive’s then-present primary work facility or location; or (iv) failure of a Company successor to assume the obligations under this Agreement. In order for the termination to be for Good Reason, Executive must not terminate Executive’s employment with the Company without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 60 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and Executive must terminate Executive’s employment within 30 days following the Cure Period.

(j)Protected Activity.  “Protected Activity” includes filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”).

11.Confidential Information.  As a condition of employment, Executive is required to execute and abide by, the Employee Intellectual Property Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”). Executive’s failure to do any of the foregoing will constitute termination for Cause.  Nothing in this Agreement, the Confidentiality Agreement shall prevent Executive from engaging in Protected Activity. Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies.  Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

12.No Conflicting Obligations.  Executive confirms that Executive is not under any existing obligations that may impact Executive’s eligibility to be employed by the Company or limit Executive may be employed.  Executive agrees not to bring any third-party confidential information to the Company, including that of Executive’s former employer, and Executive will not in any way utilize any such information in performing Executive’s duties for the Company.

13.Successors.

(a)The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 13(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.Notices.

(a)General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability.  In the case of Executive, mailed notices will be addressed to Executive at the home address that Executive most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the Chief Executive Officer of the Company.

15.Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.Integration.  This Agreement, together with the Redemption Agreement, Lock-Up Agreement and Confidentiality Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  This Agreement may be modified only by agreement of the Parties by a written instrument executed by the Parties that is designated as an amendment to this Agreement.

17.Waiver of Breach.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  The waiver of a breach of any term or provision of this Agreement will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.Arbitration.

(a)General.  IN CONSIDERATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE COMPANY’S PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES WITH EXECUTIVE, AND EXECUTIVE’S RECEIPT OF THE COMPENSATION AND OTHER BENEFITS PAID OR PROVIDED TO EXECUTIVE BY THE COMPANY AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES THAT EXECUTIVE MAY HAVE WITH THE COMPANY OR A COMPANY AFFILIATE (INCLUDING ANY EMPLOYEE, OFFICER, DIRECTOR,  TRUSTEE, OR BENEFIT PLAN OF THE COMPANY OR A COMPANY AFFILIATE, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT OR RELATIONSHIP WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT OR RELATIONSHIP WITH THE COMPANY, INCLUDING ANY BREACH OF ANY AGREEMENT BETWEEN THE PARTIES, INCLUDING THIS AGREEMENT, THE REDEMPTION AGREEMENT, THE LOCK-UP AGREEMENT AND THE CONFIDENTIALITY AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT (9 U.S.C. SEC. 1 ET SEQ.) (THE “FAA”).  THE FAA’S SUBSTANTIVE AND PROCEDURAL PROVISIONS SHALL EXCLUSIVELY GOVERN AND APPLY WITH FULL FORCE AND EFFECT TO THIS ARBITRATION AGREEMENT, INCLUDING ITS ENFORCEMENT.  ANY STATE COURT OF COMPETENT JURISDICTION SHALL STAY PROCEEDINGS PENDING ARBITRATION OR COMPEL ARBITRATION IN THE SAME MANNER AS A FEDERAL COURT UNDER THE FAA. EXECUTIVE FURTHER AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE MAY BRING ANY ARBITRATION PROCEEDING ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF, REPRESENTATIVE, OR CLASS MEMBER IN ANY PURPORTED CLASS, COLLECTIVE, OR REPRESENTATIVE LAWSUIT OR PROCEEDING. EXECUTIVE AGREES TO ARBITRATE ANY AND ALL COMMON LAW AND/OR STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, STATE AND LOCAL WAGE PAYMENT LAWS, THE  FAMILY AND MEDICAL LEAVE ACT, THE PENNSYLVANIA HUMAN RELATIONS ACT AND OTHER STATE AND LOCAL ANTI-DISCRIMINATION LAWS, FEDERAL ANTIDISCRIMINATION LAWS (INCLUDING TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AND THE OLDER WORKERS BENEFIT PROTECTION ACT), CLAIMS RELATING TO EMPLOYMENT STATUS, CLASSIFICATION AND RELATIONSHIP WITH THE COMPANY, AND CLAIMS OF DISCRIMINATION, HARASSMENT, RETALIATION, WRONGFUL

TERMINATION AND BREACH OF CONTRACT, EXCEPT AS PROHIBITED BY LAW. EXECUTIVE ALSO AGREES TO ARBITRATE (EXCEPT AS PROHIBITED BY LAW) ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THE INTERPRETATION OR APPLICATION OF THIS AGREEMENT TO ARBITRATE, BUT NOT DISPUTES ABOUT THE ENFORCEABILITY, REVOCABILITY OR VALIDITY OF THIS AGREEMENT TO ARBITRATE OR ANY PORTION HEREOF. WITH RESPECT TO ALL SUCH CLAIMS AND DISPUTES THAT EXECUTIVE AGREES TO ARBITRATE, EXECUTIVE HEREBY EXPRESSLY AGREES TO WAIVE, AND DOES WAIVE, ANY RIGHT TO A TRIAL BY JURY. EXECUTIVE FURTHER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH EXECUTIVE. EXECUTIVE UNDERSTANDS THAT NOTHING IN THIS AGREEMENT REQUIRES EXECUTIVE TO ARBITRATE CLAIMS THAT CANNOT BE ARBITRATED UNDER APPLICABLE LAW, SUCH AS THE SARBANES-OXLEY ACT. SIMILARLY, NOTHING IN THIS AGREEMENT PROHIBITS EXECUTIVE FROM ENGAGING IN PROTECTED ACTIVITY (AS DEFINED HEREIN).

(b)Administration of Arbitration.  EXECUTIVE AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”), WHICH ARE AVAILABLE AT http://www.jamsadr.com/rules-employment-arbitration/ AND FROM THE COMPANY. IF THE JAMS RULES CANNOT BE ENFORCED AS TO THE ARBITRATION, THEN THE PARTIES AGREE THAT THEY WILL UTILIZE THE JAMS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES OR SUCH RULES AS THE ARBITRATOR MAY DEEM MOST APPROPRIATE FOR THE DISPUTE.  EXECUTIVE AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS, APPLYING THE STANDARDS SET FORTH FOR SUCH MOTIONS UNDER APPLICABLE PENNSYLVANIA LAW, INCLUDING PENNSYLVANIA’S RULES OF CIVIL PROCEDURE. EXECUTIVE AGREES that the arbitrator shall issue a written decision on the merits. EXECUTIVE ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW. EXECUTIVE agreeS that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. EXECUTIVE UNDERSTANDS THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT EXECUTIVE SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT EXECUTIVE INITIATES, BUT ONLY SO MUCH OF THE FILING FEES AS EXECUTIVE WOULD HAVE INSTEAD PAID HAD EXECUTIVE FILED A COMPLAINT IN A COURT OF LAW THAT WOULD HAVE HAD JURISDICTION OVER SUCH COMPLAINT. EXECUTIVE AGREES THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE PENNSYLVANIA LAW TO ANY DISPUTE OR CLAIM. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH SUBSTANTIVE PENNSYLVANIA LAW, PENNSYLVANIA LAW SHALL TAKE PRECEDENCE. EXECUTIVE agreeS that any arbitration under this Agreement shall be conducted in ALLEGHENY County, PENNSYLVANIA.

(c)Remedy. EXCEPT FOR THE PURSUIT OF ANY PROVISIONAL REMEDY PERMITTED UNDER THE FAA OR SECTION 7321.9 OF THE PENNSYLVANIA CONSOLIDATED STATUTES (THE “ACT”), OR AS OTHERWISE PROVIDED BY THIS AGREEMENT, EXECUTIVE AGREES THAT ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN EXECUTIVE AND THE COMPANY. EXECUTIVE ACKNOWLEDGES AND AGREES THAT POTENTIAL BREACHES OR THREATENED BREACHES OF THE LOCK-UP AGREEMENT OR CONFIDENTIALITY AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR, AND BOTH PARTIES CONSENT TO THE ISSUANCE OF AN INJUNCTION, WHETHER IN ARBITRATION OR IN CONNECTION WITH THE PROVISIONAL REMEDIES PERMITTED UNDER THE FAA OR THE ACT, WITHOUT THE POSTING OF A BOND.  IN THE EVENT EITHER PARTY SEEKS SUCH INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES.

(d)Administrative Relief. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT EXECUTIVE FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE PENNSYLVANIA HUMAN RELATIONS COMMISSION, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, THE SECURITIES AND EXCHANGE COMMISSION, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE EXECUTIVE FROM PURSUING A COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

(e)Voluntary Nature of Agreement. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE IS EXECUTING THIS AGREEMENT TO ARBITRATE VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT AND THAT EXECUTIVE HAS ASKED ANY QUESTIONS NEEDED FOR EXECUTIVE TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT TO ARBITRATE AND DOES FULLY UNDERSTAND IT, INCLUDING THAT EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.  EXECUTIVE AGREES THAT EXECUTIVE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

19.Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20.Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21.Governing Law; Venue.  This Agreement will be governed by the laws of the Commonwealth of Pennsylvania (with the exception of its conflict of laws provisions).

22.Acknowledgment.  Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement.

23.Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of March 27, 2022.

COMPANY:

SARCOS CORP.

By:	/s/ Kiva Allgood

Kiva Allgood, Chief Executive Officer

PARENT:

SARCOS TECHNOLOGY AND ROBOTICS CORP.

By:	/s/ Kiva Allgood

Kiva Allgood, Chief Executive Officer

EXECUTIVE:

/s/ Jorgen Pedersen

Jorgen Pedersen

[SIGNATURE PAGE TO JORGEN PEDERSEN’S EMPLOYMENT AGREEMENT]

Exhibit A

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of            , 2022 (the “Effective Date”) by and between Sarcos Technology and Robotics Corporation (“STRC”), a Delaware corporation (together with its successors, “STRC”) and the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, STRC, two of its wholly owned subsidiaries and RE2, Inc., a Pennsylvania corporation (“RE2”) have entered into that certain Agreement and Plan of Reorganization, as of the date first set forth above (as may be amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon Closing, RE2 will become a wholly owned subsidiary of STRC, and as a result of which all of the issued and outstanding capital stock of RE2 immediately prior to the Closing shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive cash and newly issued STRC Common Stock, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law;

WHEREAS, pursuant to the Merger Agreement, Holder is entitled to receive, at Closing, shares of Common Stock in accordance with the terms of the Merger Agreement; and

WHEREAS, to satisfy a condition to Closing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, STRC and Holder desire to enter into this Agreement, pursuant to which the Restricted Securities (as defined below) shall become subject to limitations on disposition as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.Definitions.  The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a)“Liquidity Event” shall mean the date after the Closing on which STRC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of STRC’s stockholders having the right to exchange their equity holdings in STRC for cash, securities or other property.

(b)“Permitted Transferee” shall mean any Person to whom the Holder is permitted to transfer Restricted Securities prior to the expiration of the Lock-Up Period pursuant to Section 2(a).

(c)“Restricted Securities” shall mean with respect to Holder and its respective Permitted Transferees, (i) the Common Stock to be received by Holder at Closing and (ii) any securities paid as dividends or distributions with respect to the foregoing securities or into which such securities are exchanged or converted.

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(d)“Transfer” or “Transferred” shall mean (i) the sale, exchange or transfer or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option, right or warrant to purchase or otherwise dispose of or agreement to dispose of, or entry into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, including through the filing (or participation in the filing) of a registration statement (other than any registration statement on Form S-8) with the SEC in respect of, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) the entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) the public announcement of any intention to effect any transaction, including the filing of a registration statement (other than any registration statement on Form S-8), specified in clause (i) or (ii).

2.Lock-up Provisions.

(a)Subject to Section 2(b), Holder agrees that it shall not Transfer any Restricted Securities beginning on the Closing Date and ending on:

i.with respect to twenty percent (20%) of Holder’s Restricted Securities, such Restricted Securities may be Transferred on the trading day following the date on which the registration statement on Form S-1 is declared effective by the Securities and Exchange Commission; and

ii.with respect to the remaining eighty percent (80%) of Holder’s Restricted Securities, such Restricted Securities may be Transferred beginning upon the earlier to occur of (x) such time as the Company or any of its subsidiaries have delivered to one or more customers at least twenty (20) Guardian® XO® and/or Guardian® XT and/or Sapien® commercial units (but in no event prior to the close of business on September 24, 2022) and (y) the close of business on September 24, 2023.

Such period set forth in clauses 2(a)(i) and (ii) with respect to Holder’s Restricted Securities is the “Lock-Up Period”.

(b)Notwithstanding the provisions set forth in Section 2(a), one hundred percent (100%) of the Restricted Securities may be Transferred in connection with or following the occurrence of a Liquidity Event, and Holder or its Permitted Transferees may Transfer the Restricted Securities during the Lock-Up Period: (A) in the case that Holder is an individual, by gift to the spouse, domestic partner, parent, sibling, child or grandchild of such Holder or any other natural person with whom such Holder has a relationship by blood, marriage or adoption not more remote than first cousin, to an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, or to a charitable organization; (B) in the case that Holder is an individual, by virtue of laws of descent and distribution upon death of Holder; (C) in the case that Holder is an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (D) to a nominee or custodian of a person to whom a Transfer would be permitted under clauses (A) through (C) above; (E) to any members, partners, beneficial owners or shareholders of Holder or any Affiliates of Holder; (F) by virtue of applicable law or Holder’s organizational documents upon liquidation or dissolution of Holder; (G) to STRC in connection with the repurchase of such Holder’s shares in connection with the termination of Holder’s employment with STRC or its subsidiaries pursuant to contractual agreements with STRC; (H) to satisfy tax withholding obligations in connection with the exercise of options to purchase STRC Common Stock or the vesting

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and/or settlement of STRC restricted stock or stock-based awards (including options and awards assumed by STRC or otherwise issued in exchange for Sarcos Options, Sarcos RSUs or Sarcos RSAs); (I) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of STRC Common Stock (including options assumed by STRC); or (J) in connection with any court order or order from a Governmental Entity requiring the sale of such Restricted Securities; provided, however, that in the case of clauses (A) through (F) such transferee must enter into a written agreement with STRC, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement and shall be deemed to be a Holder for purposes of this Agreement, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement; provided, further, for the avoidance of doubt, a Holder shall not be limited in filing (or participation in the filing) of a registration statement with the SEC in respect of any restricted stock or stock-based awards the Transfer of which is or may be necessary to satisfy tax withholding obligations in connection with the vesting and/or settlement of such restricted stock or stock-based awards.

(c)If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and STRC shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

(d)During the Lock-up Period, Holder agrees and consents to the entry of stop transfer instructions with STRC’s transfer agent and registrar against the transfer of Restricted Securities held by Holder, except in compliance with the foregoing restrictions, and further agrees that stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF            , 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE PARTIES NAMED THEREIN, AS AMENDED.  A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e)For the avoidance of any doubt, (i) if and to the extent Holder’s Restricted Securities include issued and outstanding shares of Common Stock, Holder shall retain all of its rights as a stockholder of STRC during the Lock-up Period, including the right to vote any Restricted Securities that such Holder is entitled to vote, and to receive any dividends and distributions in respect of any Restricted Securities, and (ii) the restrictions contained in Section 2(a) shall not apply to any STRC Common Stock or other securities of STRC acquired by Holder in open market transactions or in any public or private capital raising transactions of STRC or otherwise to any STRC Common Stock (or other securities of STRC) other than the Restricted Securities.

3.Miscellaneous.

(a)Termination of Merger Agreement.  Notwithstanding anything to the contrary contained herein, if the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

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(b)Binding Effect; Assignment.  Holder hereby represents and warrants that Holder has full power, capacity and authority to enter into this Agreement. This Agreement and all provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of STRC. STRC may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c)Third Parties.  Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)Governing Law; Jurisdiction; Waiver of Jury Trial; Remedies.  This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  The parties hereto expressly incorporate by reference Section 11.11 (Jurisdiction) of the Merger Agreement and, subject to Section 3(j) hereof, Section 11.9 (Remedies) of the Merger Agreement to apply to this Agreement, mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

(e)Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(f)Construction; Interpretation.  The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular

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section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles or Sections are to Articles or Sections of this Agreement; and (j) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to STRC, to: Sarcos Technology and Robotics Corp. 650 S 500 W, Suite 150 Salt Lake City, Utah 84101 Attention: Chief Legal Officer E-mail: j.wolff@sarcos.com

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, WA  98104

Attention:  Patrick J. Schultheis, Esq.

Email: PSchultheis@wsgr.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h)Amendments and Waivers.  This Agreement may be amended or modified only with the written consent of STRC, Sarcos and Holder.  The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought.  No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)Authorization on Behalf of STRC.  If Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of STRC or any of its current or future Affiliates, Holder and/or Holder’s Affiliate, as applicable, shall have no authority, express or implied, to act or make any determination on behalf of STRC or any of its current or future Affiliates in connection with this Agreement to which Holder is party or any dispute or Proceeding with respect hereto.

(j)Specific Performance.  Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder,

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money damages will be inadequate and STRC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached.  Accordingly, STRC shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties, if any, under the Merger Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of STRC or any of the obligations of Holder under any other agreement between Holder and STRC or any certificate or instrument executed by Holder in favor of STRC, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of STRC or any of the obligations of Holder under this Agreement.

(l)Further Assurances.  From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document shall be disregarded in determining the parties’ intent or the effectiveness of such signature.

*     *     *     *     *

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IN WITNESS WHEREOF, each of the parties has caused this Lock-up Agreement to be duly executed on its behalf as of the day and year first above written.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

By:
Name:  Kiva Allgood
Title:  Chief Executive Officer

Signature page to Lock-up Agreement

IN WITNESS WHEREOF, each of the parties has caused this Lock-up Agreement to be duly executed on its behalf as of the day and year first above written.

Holder:

Name of Holder:

Address for Notice: Address: Facsimile No.: Telephone No.: Email::

Signature page to Lock-Up Agreement

Exhibit 10.2

NONCOMPETITION AND NONSOLICITATION AGREEMENT

This NONCOMPETITION AND NONSOLICITATION AGREEMENT (the “Agreement”) is entered into as of March 27, 2022 by and between Spiral Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Spiral Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), Sarcos Technology and Robotics Corporation (“Parent,” and together with Merger Sub I and Merger Sub II, the “Acquiror”) and Jorgen Pedersen, an individual resident of Pennsylvania (the “Key Holder”).

WHEREAS, Parent, Merger Sub I, Merger Sub II, RE2, Inc., a Pennsylvania corporation (the “Company”), and Draper Triangle Ventures III, LP, a Delaware limited partnership, solely in its capacity as the agent for and on behalf of the stockholders thereunder (the “Stockholder Representative”), have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub I will merge with and into the Company, the separate corporate existence of Merger Sub I shall cease and the Company will become a wholly owned subsidiary of Parent (the “First Step”), and, as part of the same overall transaction, the surviving corporation in the First Merger will merge with and into Merger Sub II (the (“Second Step,” and together with the First Step, the “Merger”);

WHEREAS, Acquiror and the Key Holder mutually desire that the entire goodwill of the Company be transferred to Acquiror at the Closing and acknowledge that Acquiror’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Company to Acquiror;

WHEREAS, the Key Holder has a substantial ownership interest in the Company as the holder of significant equity interest in the Company and, as a result of the consummation of the Merger, will receive substantial payments in respect of the Key Holder’s Company common stock, options to purchase common stock, and/or phantom stock units, as applicable (the “Equity Interests”);

WHEREAS, in order to induce Parent, Merger Sub I, and Merger Sub II to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, the Key Holder is willing to enter into this Agreement for the purpose of securing to Acquiror the value of the Company and entire goodwill thereof; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the Merger and the covenants, promises and representations set forth herein and in the Merger Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Acknowledgement.  The Key Holder expressly acknowledges that the covenants included herein are supported by good and adequate consideration, and that such covenants are

Signature page to Lock-up Agreement

reasonable and necessary to protect the legitimate business interests of Acquiror in connection with the Merger because, among other things, (a) the Company is engaged in a highly competitive industry, (b) the Key Holder has unique access to the trade secrets, know-how, plans and competitive strategy of the Company and (c) this Agreement provides no more protection than is necessary to protect Acquiror’s interest in the goodwill, trade secrets and confidential information of the Company.

2.Restrictive Covenants.

(a)Definitions.  For purposes of this Agreement:

(i)“Competing Business” means any business, enterprise (including research and development), operations, activities, and or/services that engage in or otherwise compete with the business of the Company and/or its Subsidiaries as it was conducted or planned as of the Closing (including without limitation the research and development, design, planning, distribution, marketing, licensing and selling activities, and the making, hosting and provision of products and services, being conducted by, or planned to be conducted by, the Company and/or its Subsidiaries as of the Closing).

(ii)“Customer” means any Person to which the Company provides products or services as of, or, provided products or services in the two-year period prior to, the Closing.

(iii)“Relevant Service Provider” means any officer, director, employee, consultant, independent contractor, advisor or other similar service provider of the Company as of the time immediately preceding the Closing who continues employment or engagement with Acquiror or any of their respective Subsidiaries or Affiliates immediately following the Closing.

(iv)“Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company or any of its Affiliates is currently engaged, or currently plans to engage, in its respective business, or otherwise distributes, licenses or sells its products and/or services, as of the Closing.

(v)“Restricted Period” means the three year anniversary of the Closing Date.

(b)During the Restricted Period, other than in Key Holder’s capacity as an employee, consultant or other service provider to, and for the benefit of, the Acquiror or any of its respective Affiliates or Subsidiaries, without the written consent of the Acquiror, the Key Holder shall not, directly or indirectly, alone or jointly with or through any Person or contractual arrangement:

(i)establish, advise, conduct, engage in or participate in any Competing Business anywhere in the Restricted Territory;

(ii)be or become an officer, director, member, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst,

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employee, agent, representative, supplier, reseller, contractor, consultant, advisor, manager of or to, or otherwise acquire or hold any interest in, participate in or facilitate the financing, operation, management or control of, or exert any influence upon any Person or business that engages or participates in a Competing Business in the Restricted Territory;

(iii)whether on Key Holder’s own behalf or on behalf of any other Person, solicit, recruit or encourage, attempt to solicit, recruit or encourage, or assist any other Person to solicit, recruit or encourage any Relevant Service Provider who at the time of such solicitation, recruitment or encouragement is an officer, director, employee, independent contractor, consultant, advisor or other similar service provider of Acquiror or any of their respective Subsidiaries or Affiliates to (A) leave his or her employment or service with Acquiror or any of their respective Subsidiaries or Affiliates, or (B) become employed with, or begin providing services to, any Person other than Acquiror or any of their respective Subsidiaries or Affiliates; provided, however, that the foregoing shall not prohibit the Key Holder from engaging in any solicitation directed at the general public (and not specifically targeted toward any or all of the Relevant Service Providers), including without limitation through a newspaper, trade publication, or job website (e.g., Monster.com, Indeed.com, Careerbuilder.com, etc.); and/or

(iv)whether on Key Holder’s own behalf or on behalf of any other Person, solicit, induce, or encourage, or attempt to solicit, induce, or encourage any Customer  to (A) cease doing business, or to change or reduce the scope, volume or nature of its business, with Acquiror or any of their respective Subsidiaries or Affiliates , or (B) become a customer, client, vendor, or independent contractor of any other Person or business that is engaged or involved (or that is known by Key Holder to have plans to become engaged or involved) in a Competing Business; provided, that the foregoing shall not prohibit any referral of business by the Key Holder to Acquiror or any of their respective Subsidiaries or Affiliates.

(c)Exception to Restrictive Covenants.  Notwithstanding the restrictive covenants in Section 2(b), the Key Holder may own, directly or indirectly, solely as a passive investment, up to 1% of any class of “publicly-traded securities,” in which “publicly-traded securities” shall mean securities that are traded on a national securities exchange, of a corporation (whether public or private ) that is engaged, or plans to become engaged in, the Company Business; provided that Key Holder is not otherwise associated with such corporation and does not have the ability to, and does not seek to exercise any, control or otherwise influence the management or operations of such corporation.

(d)Agreement to Maintain Confidentiality. The Key Holder shall not divulge, use, furnish, disclose or make available to any Person, any confidential, proprietary or trade secret information related to the assets, business or affairs of the Company, the Acquiror or any of their respective Affiliates or Subsidiaries or any of their respective customers, suppliers, licensees or licensors, including without limitation any information concerning pricing practices, marketing plans, market studies, client development plans, business plans, financial data, employee information and technical processes, unique business processes, software, software source codes, data processing, sales information, compensation and finances, cost and pricing information, assets, technology, data, accounting, business methods and practices, computer software and programs, database systems, structures and architecture (and related processes,

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compositions, improvements, devices, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information that reveals the processes, methodologies, or know-how by which existing or future products or services are developed, conducted, or operated of the Company, Acquiror and their respective Affiliates (hereinafter called, “Confidential Information”), except as required by Law.  For the avoidance of doubt, Confidential Information shall include all information in whatever form, including but not limited to all memoranda, notes, plans, records, reports and software and other documents, data and other tangible materials (and copies thereof) containing or relating to Confidential Information, including any such materials prepared by or for Key Holder. Confidential Information shall not include any data or information that is or becomes available to the public other than as a result of a breach of this Agreement, including by the disclosure of Key Holder.  Notwithstanding the foregoing, Key Holder may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by applicable law, provided that Key Holder, (x) provides Acquiror with prior written notice thereof, (B) limits such disclosure to what is strictly required and (C) attempts to preserve the confidentiality of any Confidential Information so disclosed.  Nothing in this Agreement reduces any obligation of Key Holder to comply with applicable laws or orders relating to trade secrets, confidential information and unfair competition.  At any time as Acquirer may request, Key Holder shall deliver to such Acquirer Company all records containing any Confidential Information that Key Holder may then possess or have under Key Holder’s control.

3.Enforcement.

(a)The Key Holder acknowledges that it has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon it pursuant to Section 2 hereof.   The Key Holder agrees (i) that each of the restraints contained herein is necessary for the protection of the goodwill and other legitimate interests of Acquiror; (ii) that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and (iii) that these restraints, individually or in the aggregate, will not prevent the Key Holder from obtaining other suitable employment during the period in which the Key Holder is bound by such restraints.

(a)The Key Holder acknowledges that the covenants of the Key Holder set forth in Section 2 hereof are an essential element of this Agreement and the Merger Agreement and that any breach by the Key Holder of the provisions included therein will result in irreparable injury to Acquiror.  The Key Holder acknowledges that in the event of such a breach, in addition to all other remedies available at law, Acquiror shall be entitled to equitable relief, including without limitation injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  The Key Holder has independently consulted with its counsel and after such consultation agrees that the covenants set forth in Section 2 hereof are reasonable and proper to protect the legitimate interest of Acquiror.

(b)If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of Section 2 hereof are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a

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manner as to impose only those restrictions on the Key Holder’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Acquiror the benefits of this Agreement and the Merger Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of Section 2 hereof because taken together they are more extensive than necessary to assure to Acquiror the intended benefits of this Agreement and the Merger Agreement, it is expressly understood and agreed by the parties that the provisions hereof shall be deemed to be modified to permit the enforcement of such covenants to the maximum extent permitted by applicable Law.

4.Conflicting Agreements.  The Key Holder hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement with any third party to which the Key Holder is a party or is bound, and that the Key Holder is not now subject to any covenants against competition or similar restrictions or any court order or other legal obligation or limitation that would affect the performance of his or her duties hereunder.

5.Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

6.Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

7.Equitable Remedies. Key Holder agrees that irreparable and immeasurable harm would occur in the event that any of the agreements and provisions of this Agreement are not performed fully by the Key Holder in accordance with their specific terms or conditions or were otherwise breached by Key Holder, and that money damages would be an inadequate remedy for any breach of Section 2 because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the Surviving Corporation, Acquiror or any of their respective Affiliates (individually or collectively) in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached by Key Holder. Therefore, in the event of a breach or threatened breach of Section 2 by Key Holder, each of the Surviving Corporation Acquiror or any of their respective Affiliates, or any of their respective successors and/or assigns (each a “Beneficiary”) shall be entitled to specific performance or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Section 2 and to enforce specifically such terms and provisions of this Agreement, such remedies being in addition to and not in lieu of, any other rights and remedies to which the Beneficiaries are entitled at law or in equity. The provisions of Section 2

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and this Section 7 are intended to be for the benefit of each Beneficiary, each of which may enforce such provisions.

8.Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery located in the State of Delaware, provided that if jurisdiction is not then available in any state court in the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, provided, however, that Acquiror may assign this Agreement to any Affiliate of Acquiror without the prior consent of the Key Holder; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

11.Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile

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or e-mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth on the signature pages hereto opposite the party to receive such notice, or to such other address as may be designated in writing by such party and communicated to the other party in accordance with this Section 10.

12.Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

13.Amendment.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

14.Headings.  The headings and captions in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.Counterparts; Facsimile or .pdf Signature.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

16.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.Effectiveness of Agreement.  Notwithstanding anything to the contrary herein, the effectiveness of this Agreement is conditioned upon the consummation of the Merger as contemplated in the Merger Agreement, and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement for any reason prior to the Closing.

Remainder of page intentionally blank.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Sarcos Technology and Robotics Corporation		Address for Notices:

By:	/s/ Kiva Allgood	Attention:
	Name: Kiva Allgood	Facsimile:
	Title: Chief Executive Officer	E-mail:

with a copy (which shall not constitute notice) to:

Spiral Merger Sub I, Inc.		Wilson Sonsini Goodrich & Rosati, Professional Corporation
701 Fifth Avenue, Suite 5100
By:	/s/ Kiva Allgood	Seattle, Washington 98104
	Name: Kiva Allgood	Attention:	Patrick Schultheis
	Title: President		Katherine (Kathy) H. Ku
		E-mail:	pschultheis@wsgr.com
kku@wsgr.com
Spiral Merger Sub II, LLC

By:	/s/ Kiva Allgood
Name: Kiva Allgood
Title: President

Signature Page to Noncompetition and Nonsolicitation Agreement

KEY HOLDER:		1144 Portland St.
Pittsburgh, PA 15206
Attention: Jorgen Pedersen
Email: Jorgen.pedersen@resquared.com
By:	/s/ Jorgen Pedersen
	Jorgen Pedersen	with a copy (which shall not constitute notice) to:

Cherin Law Offices, P.C. 525 William Penn Place, 28th Floor Pittsburgh, PA 15219 Attention: Steven M. Cherin Email: steve@cherinlawoffices.com

Signature Page to Noncompetition and Nonsolicitation Agreement

Exhibit 10.3

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

REDEMPTION RIGHTS AGREEMENT

This REDEMPTION RIGHTS AGREEMENT (this “Agreement”) is made as of April 25, 2022, by and between Sarcos Technology and Robotics Corporation, a Delaware corporation (the “Buyer”) and Jorgen Pedersen (the “Executive”).  Capitalized terms used in this Agreement and not otherwise defined herein will have the meanings ascribed to such terms in the Acquisition Agreement (as defined below).

WHEREAS, RE2, Inc., a Pennsylvania corporation (the “Company”) and the Buyer, amongst others, intend to enter into an Agreement and Plan of Reorganization (the “Acquisition Agreement”), pursuant to which the Buyer will acquire the Company (the “Acquisition”);

WHEREAS, the Buyer and the Executive agree that 1,400,000 shares of the Buyer Common Stock (the “Common Stock”) received by the Executive pursuant to the Acquisition Agreement (each, a “Redeemable Share” and together the “Redeemable Shares”) will be subject to redemption by the Buyer pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the mutual benefits to be gained by the performance thereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Buyer’s Redemption Right.  Effective as of the Closing Date, the Executive grants to the Buyer the right to redeem any Redeemable Shares that have not been released from this Agreement pursuant to Section 3 of this Agreement (the “Redemption Right”) at a price of $0.001 per Redeemable Share (the “Redemption Price”), subject to the terms of this Agreement, upon the occurrence of:

a.the Executive’s voluntary resignation without “Good Reason” (as defined in the Employment Agreement between Executive, Parent, and the other parties thereto, as may be amended from time to time (the “Employment Agreement”)) from any employment arrangement with the Buyer, any of its affiliates, or any successor entity or entities thereto; or

b.the Executive’s employment with the Buyer, any of its affiliates, or any successor entity or entities thereto is terminated for “Cause” as defined in  Executive’s Employment Agreement.

2.Exercise of the Redemption Right.

a.Upon the occurrence of either of the events set forth in Section 1 above (each a “Triggering Event”), the Buyer shall, beginning on the date of such Triggering Event (as reasonably fixed and determined by the Buyer) and for a period of 180 days thereafter (the “Exercise Period”) have the right to exercise the Redemption Right, for some or all of the Redeemable Shares that have not been released from the Redemption Right pursuant to Section 3 of this Agreement.

b.The Redemption Right may be exercised one or more times during the Exercise Period by the Buyer by delivering written notice to the Executive or the Executive’s executor and by delivering to the Executive cash payable by check or wire transfer in the amount of the Redemption Price for the Redeemable Shares being redeemed by Buyer. Upon delivery of such notice and payment, the Buyer shall become the legal and beneficial owner of such Redeemable Shares and all rights and interests therein or relating thereto, and the Buyer shall have the right to retain and transfer to its own name the number of Redeemable Shares being redeemed by the Buyer.

c.If the Buyer does not elect to exercise the Redemption Right for all Redeemable Shares by delivering to the Executive the requisite notice and payment within the Exercise Period, then the Redemption Right shall terminate.

3.Release Conditions.  In the absence of a Triggering Event, the Redeemable Shares shall be released from the Redemption Right, and thereafter no longer subject to redemption by the Buyer under this Agreement, as set forth in this Section 3.

a.Fifty percent (50%) of the Redeemable Shares shall be released from the Redemption Right on the two-year anniversary of the Closing Date,

b.An additional two percent (2%) of the Redeemable Shares shall be released from the Redemption Right each month thereafter on the same day of the month as the Closing Date (and if there is no corresponding day, on the last day of the month); and

c.All Redeemable Shares shall be released from the Redemption Right upon the Executive’s death or any other termination under the Executive’s Employment Agreement that is not a Triggering Event.

4.Adjustment of the Redeemable Shares. If, from time to time during the term of the Buyer's Redemption Right, there is (i) any stock dividend, stock split, reclassification or other change in the Redeemable Shares, (ii) any dividend of cash or other property on the Redeemable Shares, or (iii) any merger, reorganization, consolidation, recapitalization, liquidation, sale of all or substantially all of the assets or other acquisition of the Company, or other change in the corporate structure of the Buyer affecting the Common Stock, any and all new, substituted or additional securities or cash or other consideration to which the Executive is entitled by reason of the Executive’s ownership of the Redeemable Shares shall be considered to be Redeemable Shares and subject to all of the conditions and restrictions applicable to the Redeemable Shares pursuant to this Agreement. If the Executive receives rights or warrants with respect to any Redeemable Shares, such rights or warrants may be held or exercised by the Executive, provided that (i) until such exercise, any such rights or warrants and (ii) after such exercise any shares or other securities acquired by the exercise of such rights or warrants, shall be considered to be Redeemable Shares and shall be subject to all of the conditions and restrictions applicable to the Redeemable Shares pursuant to this Agreement.

5.Restrictions on Transfer. None of the Redeemable Shares or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the release of such Redeemable Shares from the Redemption Right in accordance with the

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provisions of this Agreement. The parties agree and acknowledge that the restrictions set forth in this Section 5 are in addition to any restrictions set forth in any other agreements to which the Executive is subject with respect to the transferability of the Buyer’s Common Stock. In order to assure compliance with these restrictions, effective as of the Closing Date, each of the Redeemable Shares will be subject to a restrictive legend reflected on the books of the Buyer’s transfer agent (the “Transfer Agent”).  The Buyer shall direct the Transfer Agent that such restrictive legend shall be removed from each portion of the Redeemable Shares that is released from the Redemption Right in accordance with the terms of this Agreement as soon as administratively practicable following the date of release from the Redemption Right and in any event within ten (10) business days thereafter.

6.Section 83(b) Election. The parties hereto intend that the Executive shall be treated as the owner of the Redeemable Shares for tax purposes prior to the release of such Redeemable Shares to the Executive and, except as may be required by applicable law, no party hereto shall take any position inconsistent with such intent.  The Executive shall have voting rights, and shall be entitled to any dividends or distributions declared or paid, in each case, with respect to any Redeemable Shares, prior to the time that such Redeemable Shares have been released to the Executive.  Assuming that the Executive has made a valid election under Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended, (an “83(b) Election”) with respect to the Redeemable Shares in accordance with this section, the parties intend for the Redeemable Shares to be treated for all tax purposes as paid by the Buyer in exchange for the Executive’s Company Common Stock and not as compensation for services. The Executive shall make a valid and timely 83(b) Election with respect to the Redeemable Shares, in the form attached hereto as Exhibit A.  This 83(b) Election will be executed on the Closing Date, and the Executive shall deliver such election directly to the United States Internal Revenue Service within thirty (30) days after the Closing Date and promptly provide the Buyer with evidence of such election and delivery in accordance with this section.

7.Withholding of Taxes.  The Executive acknowledges that, regardless of any action taken by the Buyer, or, if different, the Executive’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to the Redeemable Shares and legally applicable to the Executive (“Tax‑Related Items”) is and remains the Executive’s responsibility and may exceed the amount actually withheld by the Buyer or the Employer. The Executive further acknowledges that the Buyer and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Redeemable Shares, including, but not limited to, the issuance, vesting or release of the Redeemable Shares, the subsequent sale of the Redeemable Shares acquired pursuant to such release and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the issuance or any aspect of the Redeemable Shares to reduce or eliminate the Executive’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Executive is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Executive acknowledges that the Buyer and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  Prior to any relevant taxable or tax withholding event, as applicable, the Executive agrees to make adequate arrangements satisfactory to the Buyer and/or the Employer to satisfy all Tax-Related Items.  In this regard, the

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Executive authorizes the Buyer and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Redeemable Shares acquired upon release of the Redeemable Shares either through a voluntary sale or through a mandatory sale arranged by the Buyer (on the Executive’s behalf pursuant to this authorization without further consent).

8.Successors and Assigns. The Buyer may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Buyer.

9.Entire Agreement. This Agreement represents the entire agreement of the Executive and the Buyer with respect to the subject of this Agreement and will supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Redeemable Shares.  This Agreement may not be amended except by mutual written agreement of the Buyer and the Executive. For the avoidance of doubt, nothing in this Agreement affects the enforceability of any other agreements by and between the Buyer and the Executive, which shall remain in full force and effect according to their terms.

10.Further Assurances. The Executive agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

11.Governing Law; Jurisdiction. All disputes arising out of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the federal and state courts of the Commonwealth of Pennsylvania, located in Allegheny County for any litigation between the parties arising out of or relating to this Agreement. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY FOR ANY SUITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY SUCH SUIT.

12.Termination. The obligations hereunder will terminate automatically and immediately upon the termination of the Acquisition Agreement in accordance with its terms without the occurrence of the Closing. Upon any such termination of this Agreement, none of the parties hereto shall have any liability whatsoever to any other party with respect to this Agreement, except for any liability arising out of any breach hereof occurring prior to such termination.

13.Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will

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achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written above.

SARCOS TECHNOLOGY AND ROBOTICS CORPORATIOn

By:	/s/ Kiva Allgood
Name:	Kiva Allgood
Title:	Chief Executive Officer

EXECUTIVE

/s/ Jorgen Pedersen
Jorgen Pedersen

[SIGNATURE PAGE TO REDEMPTION RIGHTS AGREEMENT]

Exhibit A

[SIGNATURE PAGE TO REDEMPTION RIGHTS AGREEMENT]

Exhibit 99.1

Sarcos Technology and Robotics Corporation Closes Acquisition of RE2, Inc.

SALT LAKE CITY & PITTSBURGH, Pa. — April 25, 2022 — Sarcos Technology and Robotics Corporation (“Sarcos”) (NASDAQ: STRC and STRCW) today announced the successful closing of the previously announced acquisition of Pittsburgh-based robotics company RE2, Inc., a developer of autonomous and teleoperated mobile robotic systems for use in the aviation, construction, defense, energy, and medical industries. The closing of this transaction brings together two leading commercial robotics teams focused on developing industrial robotic technologies that improve worker safety and productivity.

Total consideration for the transaction was $100 million, consisting of $30 million in cash and 14 million shares of Sarcos common stock that were either newly issued or underlie assumed options. The stock component represents dilution to Sarcos stockholders of approximately 5.7% based on a fully-diluted share count of approximately 231 million shares (which assumes the exercise of all outstanding warrants and includes all shares available for issuance under our equity plans).

“We are delighted to officially welcome the entire RE2 team to the Sarcos family,” said Kiva Allgood, President and CEO, Sarcos. “I have had the opportunity to work closely with the RE2 team, and our capabilities and objectives are well matched. Our combined product lineup and expertise will allow us to address customer needs in a much wider range of industries and use-cases. I am very optimistic about our future as a combined company.”

Sarcos expects to benefit from future revenue associated with RE2’s existing contracts, including contracts with the U.S. government to develop innovative robotic systems for underwater and industrial solutions, as well as a developmental partnership with JLG Industries, Inc., an Oshkosh Corporation company (NYSE: OSK) and leading provider of mobile elevating work platforms and access equipment.

“The productivity imperative, along with the COVID-19 pandemic, has accelerated the need for, and adoption of, robotic technologies beyond the factory floor,” said Frank Nerenhausen, Oshkosh Corporation Executive Vice President and President, JLG Industries. “In fact, a large focal area in construction and industrial applications today is remote operation of equipment that keeps workers out of harm’s way. The combination of Sarcos and RE2 brings together two leading robotics companies working to accelerate the implementation of robotics and move the access industry forward. We look forward to building on the excellent progress we have already made in partnership with RE2.”

Following the closure of the transaction, the Sarcos product line now includes the Guardian® XO® full-body, battery-powered industrial exoskeleton, Guardian® XT™ teleoperated dexterous mobile robotic avatar system, and the SapienTM line of arms - including models with capabilities ranging from precision arms for surgical applications to rugged outdoor arms for construction tasks and the Sapien Sea Class system that can operate in shallow and deep water.

Summary of Transaction Benefits:

•	Expected to add additional target markets in aviation, construction, medical, and subsea to Sarcos’ total addressable market
•	Sapien products are expected to bring earlier revenue and commercial product availability for the combined company
•	Provides a significantly broader product set with a wide range of use cases and price points for customers
•	Nearly doubles Sarcos’ engineering team
•	Adds a second Sarcos location in Pittsburgh, PA, to assist in attracting talented new hires
•

RE2’s Detect™ outdoor computer vision solution and Intellect™ autonomy software expertise will be added to Sarcos’ Cybernetic Training for Autonomous Robots (CYTAR™) artificial intelligence (AI) and machine learning program

For more information on Sarcos and its award-winning product portfolio, please visit www.sarcos.com.

###

About the Transaction

Wilson Sonsini Goodrich & Rosati, Professional Corporation acted as legal counsel and PJT Partners acted as financial advisor to Sarcos. Blank Rome LLP and Cherin Law Offices, P.C. acted as legal counsel and Stifel, Nicolaus & Company acted as financial advisor to RE2, Inc.

About Sarcos Technology and Robotics Corporation

Sarcos Technology and Robotics Corporation (NASDAQ: STRC and STRCW) is a leader in industrial robotic systems that augment human performance by combining human intelligence, instinct, and judgment with the strength, endurance, and precision of machines to enhance employee safety and productivity, enable remote operations and reduce operational costs. Sarcos’ mobile robotic systems, including the Guardian® S, Guardian® GT, Guardian® XO®, and Guardian® XT™, along with the SapienTM family of robotic arms from RE2, RE2 Detect™ computer vision software, and RE2 Intellect™ autonomy software, are designed to revolutionize the future of work wherever physically demanding work is done. Sarcos is headquartered in Salt Lake City, Utah, and now has a second location in Pittsburgh, PA. For more information, please visit www.sarcos.com.

Forward-Looking Statements; RE2 Financial Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Sarcos’ ability to successfully integrate RE2 into its operations; the products and markets of each company; the expected benefits of the acquisition of RE2 and Sarcos’ ability to realize those benefits; Sarcos’ performance following the acquisition of RE2; Sarcos’ plans to expand its product availability; Sarcos’ ability to sell its products or obtain robot-as-a-service subscriptions; competition from existing or future businesses and technologies; and the expected size of and potential for the acquisition to expand Sarcos’ addressable market. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or “continue” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by such statements. These forward-looking statements are based on Sarcos’ and RE2’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Sarcos is not under any obligation and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Readers should carefully review the statements set forth in the reports which Sarcos has filed or will file from time to time with the Securities and Exchange Commission (the “SEC”). In addition to factors previously disclosed in Sarcos’ reports filed with the SEC and those identified in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the risk of litigation or regulatory actions; the ability of Sarcos to successfully integrate RE2’s operations, products and technologies; the risk that the anticipated benefits of the transaction may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the economy and competitive factors in the areas where Sarcos and RE2 do business; the impact of the COVID-19 pandemic on Sarcos’ and RE2’s business; Sarcos’ and RE2’s ability to retain key personnel; the dilution caused by Sarcos’ issuance of additional shares of its common stock in connection with the transaction; Sarcos’ ability to execute on its business strategy, address staffing shortages and supply chain disruptions, launch its products within expected timelines, develop new products and services and enhance existing products and services; ability to respond rapidly to emerging technology trends; ability to compete effectively, recruit and retain qualified personnel and manage growth and costs; general competitive, economic, political and market conditions; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in documents filed by Sarcos from time to time with the SEC. The documents filed by Sarcos with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

Investor Contact:

Ben Mimmack

Head of Investor Relations

(801) 419-0438

pr@sarcos.com

ir@sarcos.com